UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 10, 2017

 AMERICAN RAILCAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

North Dakota	000-51728	43-1481791
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Clark Street
St. Charles, Missouri	63301
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (636) 940-6000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(d)    Election of Director
Effective as of November 10, 2017, the Board of Directors of the Company, pursuant to the Company’s Bylaws, (i) elected Patricia A. Agnello to fill a vacancy on the Board of Directors, and (ii) appointed Ms. Agnello to replace Mr. Michael Nevin on the compensation committee of the Board of Directors. Mr. Nevin will remain a member of the Board of Directors but will no longer serve as a member of the compensation committee.
Ms. Agnello has been the Chief Human Resources Officer & Employment Counsel for Insight Portfolio Group LLC (Insight Portfolio Group), an entity affiliated with Carl C. Icahn, our principal beneficial stockholder through Icahn Enterprises L.P., since May 2007.  In this capacity, Ms. Agnello provides human resources advice to the Company and other companies with which Mr. Icahn has a relationship.  Prior to joining Insight Portfolio Group, Ms. Agnello held senior human resources positions at Integro Insurance Brokers, North Fork Bank, Marsh & McLennan Companies, Inc., PriceWaterhouseCoopers, and the Exxon Corporation.  Ms. Agnello has been a director of:  Icahn Automotive Group LLC, an automotive parts installer, retailer and distributor, since 2017; and PSC Metals, Inc., a metal recycling company, since 2012.  Icahn Automotive Group and PSC Metals are each indirectly controlled by Carl C. Icahn.  Ms. Agnello received a J.D. from St. John’s University School of Law, an MBA in Human Resources Management from Adelphi University, and a BA in Liberal Arts from Marymount Manhattan College.
There are no arrangements or understandings between Ms. Agnello and any other persons pursuant to which she was selected as a director of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2017		American Railcar Industries, Inc.

	By:	/s/ Luke M. Williams
	Name:	Luke M. Williams
	Title:	Senior Vice President, Chief Financial Officer and Treasurer